EXHIBIT 99.1

Spirit Airlines Reports Third Quarter 2021 Results

MIRAMAR, Fla., October 27, 2021 - Spirit Airlines, Inc. (NYSE: SAVE) today reported third quarter 2021 financial results.
Ended the third quarter 2021 with $1.9 billion of unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility

As Reported
	Third Quarter 2021	Third Quarter 2020	Third Quarter 2019

Total Operating Revenues	$922.6 million	$401.9 million	$992.0 million
Pre-tax Income (Loss)	$(17.0) million	$(128.5) million	$109.0 million
Net Income (Loss)	$14.8 million	$(99.1) million	$83.5 million
Diluted Earnings (Loss) Per Share	$0.14	$(1.07)	$1.22

	Adjusted[1]
	Third Quarter 2021	Third Quarter 2020	Third Quarter 2019

Adjusted EBITDA	$9.4 million	$(176.4) million	$191.5 million
Adjusted EBITDA Margin	1.0%	(43.9)%	19.3%
Adjusted Pre-tax Income (Loss)	$(95.9) million	$(276.8) million	$118.1 million
Adjusted Net Income (Loss)	$(74.6) million	$(215.4) million	$90.5 million
Adjusted Net Income (Loss) Per Share, Diluted	$(0.69)	$(2.32)	$1.32

"I want to thank our Team Members for persevering and overcoming the challenges we have faced along the road to recovery in these last few months and for remaining focused on the road ahead nonetheless. Higher fuel prices, continued travel restrictions, and near-term staffing issues have all played their part in delaying our return to sustained profitability, but they have not changed the long-term outlook for Spirit. Looking ahead, we continue to position Spirit for the post-pandemic environment – an environment in which Spirit will remain the low-cost leader among U.S. operators, with ample opportunities for continued growth and among the best margins in the business,” said President and Chief Executive Officer Ted Christie.

COVID-19
Since its initial onset in early 2020, the impact of the COVID-19 pandemic has evolved and continues to be fluid. Therefore, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impact of the pandemic on its operations and financial condition, and to adjust its mitigation and operational strategies accordingly. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of COVID-19 on its financial position and operations. Please see the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2021 for additional disclosures regarding these measures.

The Company believes that providing analysis of financial and operational performance compared to third quarter 2019 is a more relevant measure of performance due to the severe impacts from the COVID-19 pandemic on our financial results and operational performance for 2020.

Capacity and Operations
The Company experienced significant operating challenges during the quarter driven in part by adverse weather conditions which, when combined with airport staffing shortages and crew dislocations, led to an unusually large number of flight delays and cancellations. Following these disruptions, and in light of continued airport staffing issues, Spirit elected to make tactical schedule reductions to help support its operational reliability, which resulted in lower-than-expected capacity growth for the quarter. Load factor for the third quarter 2021 was 77.6 percent on a 3.5 percent capacity increase versus third quarter 2019. Spirit's DOT on-time performance2 was 68.3 percent and its Completion Factor2 was 93.5 percent.

Revenue Performance
Total operating revenues for the third quarter 2021 were $922.6 million, a decrease of 7.0 percent versus third quarter 2019. Despite the operational challenges in the quarter and the continued negative impact on travel demand due to COVID-19, the Company experienced quarter-over-quarter improvements in total operating revenues and operating yields, increasing 7.4 percent and 8.0 percent, respectively from second quarter 2021.

For the third quarter 2021, total revenue per passenger flight segment ("Segment") increased 0.7 percent compared to the same period in 2019 to $110.91. Fare revenue per Segment decreased 7.6 percent to $50.61 while Non-ticket revenue per Segment increased 8.9 percent to $60.303. Spirit continues to deliver strong Non-ticket performance as a result of investments in enhanced product offerings and improved merchandising as well as the realized benefits from revenue management initiatives.

Cost Performance
For the third quarter 2021, total GAAP operating expenses, including $78.9 million of special items primarily related to the grant component of the funding received through the payroll support program
(further discussed below), increased 4.8 percent compared to the third quarter 2019 to $908.6 million. Adjusted operating expenses for the third quarter 2021 increased 15.1 percent compared to the third quarter 2019 to $987.5 million4. Compared to the third quarter 2019, these changes were primarily driven by an increase in a) salaries, wages and benefits related to higher crew member headcount and contracted rate increases; b) other operating expenses driven by increased flight volume and additional costs incurred as a result of the irregular operations during the quarter; c) aircraft rent expense as a result of a greater number of aircraft financed under operating lease arrangements; and d) higher depreciation and amortization expense due to the depreciation of additional aircraft and the amortization of heavy maintenance events.

Excluding fuel, adjusted operating expenses came in lower than the Company’s expectations provided in mid-August primarily due to less flight volume than expected, lower other operating expenses resulting from a slower pace of hiring, and lower airport rents and landing fees, which have been improving at a more accelerated rate than anticipated.

“The resiliency and strength of our business model has allowed us to deliver financial performance that is among the best throughout the pandemic and gives us confidence in our ability to navigate the challenges ahead in what has proven to be a prolonged recovery period. Considering labor resource uncertainties, we are slowing the pace at which we are going to push the airline back to full fleet utilization and expect to produce 53 to 55 billion available seat miles in 2022”, said Chief Financial Officer Scott Haralson. “We are still targeting sub-6 cent adjusted cost per available seat mile ex-fuel (“Adjusted CASM ex-fuel”) once we get to full utilization. The timeline to achieve that target has stretched out to late 2022/early 2023 due to our slower pace of growth, and increased inflationary pressures – particularly labor and airport costs – will push the target closer to six than we originally expected. We are confident that we will still be among the best margin producers in the business, while remaining the low-cost leader, when the recovery has fully taken hold.”

Fleet
Spirit took delivery of four new A320neo aircraft during the third quarter 2021, three of which were financed through direct operating leases and one under a sale leaseback transaction. The Company ended the quarter with 168 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended third quarter 2021 with unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.9 billion.

Total capital expenditures for the nine months ended September 30, 2021 were approximately $249 million, primarily related to pre-delivery deposits associated with future aircraft deliveries and the purchase of four aircraft and two engines off lease.

As previously disclosed, in April 2021, Spirit entered into an extension of the Payroll Support Program (the “PSP3”) under Title VII, Subtitle C of The American Rescue Plan of 2021, with the United States Department of the Treasury ("Treasury”), pursuant to which the Company received a total of $197.9 million used exclusively to pay for salaries, wages and benefits for the Company’s Team Members through September 30, 2021. Of that amount, $29.4 million is in the form of a low-interest 10-year loan. In connection with the Company’s participation in the PSP3, the Company issued a warrant to the U.S. Treasury to purchase up to 80,539 shares of the Company’s common stock, (the “Warrant”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Warrant may be exercised at an exercise price of $36.45 at any time prior to the fifth anniversary of its issuance. The remaining amount of $167.0 million, net of related costs, is in the form of a grant, which was recognized in special credits in the Company's condensed consolidated statement of operations during the second and third quarters 2021.

Tax Rate
On a GAAP basis, the Company’s effective tax rate for the third quarter of 2021 was 186.9 percent, materially higher than the Company’s historic average GAAP tax rate. The higher-than-usual GAAP tax rate was driven by a tax benefit resulting from a change in the expected 2021 annualized tax rate. The Company’s non-GAAP tax rate for the third quarter 2021 was 22.1 percent.

Forward Looking Guidance

The fourth quarter and full year 2021 guidance items provided below are based on the Company's current estimates, and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Fourth Quarter 2021
Adjusted Operating Expenses ($Millions)(1)	$1,050 to $1,060
Adjusted EBITDA Margin (%)(1)	(5)% to Flat
Fuel Cost per Gallon ($)(2)	$2.54
Fuel Gallons (Millions)	122.7
Effective Tax Rate(1)	22%
Full Year 2021
Total Capital Expenditures ($Millions)(3)
Pre-delivery deposits, net of refunds	$120
Aircraft and engine purchases	$70
Other capital expenditures	$100

	1Q2021A	2Q2021A	3Q2021A	4Q2021E
Available Seat Miles % Change vs. 2019(4)	(18.9)%	(5.1)%	3.5%	11.2%

Wtd. Average Shares, Basic (Millions)	97.8	105.3	108.4	108.4

Diluted Share Count:
For periods beyond third quarter 2021, if the Company is profitable and its average share price for the period is less than $49.07, the Company estimates its weighted average diluted shares outstanding will be 110.6 million, plus the dilutive impact, if any, from outstanding equity awards and warrants. The Treasury Stock Method will be used to determine the dilutive impact of any outstanding equity awards and warrants. The estimated 110.6 million includes the dilutive impact of approximately 2.2 million shares that may be issued in connection with the 2025 Convertible Notes outstanding.

If the Company is profitable and the average stock price for the period is greater than $49.07, the calculation to compute the dilutive impact, if any, from the 2026 Convertible Notes outstanding is as follows: ((average share price – strike price) x 10.2 million) divided by average share price. This amount would then be added to the estimated 110.6 million shares noted above plus the dilutive impact from any outstanding equity awards and warrants to determine the period’s average diluted share count.

(1)Excludes special items which may include loss on disposal of assets, special charges and credits, and other items which are not estimable at this time.
(2)Includes fuel taxes and into-plane fuel cost.
(3)Total Capital Expenditures assumes all new aircraft deliveries are either delivered under direct leases or financed through Sale leaseback transactions. The estimate for aircraft and engine purchases includes the purchase of four aircraft and two engines off lease and the purchase of spare engines.
(4)The Company expects that air travel demand will continue to gradually recover in 2021 and continues to closely monitor demand and will make adjustments to the flight schedule as appropriate. However, the situation continues to be fluid and actual capacity adjustments may be different than what the Company currently expects.

Third Quarter 2021 Highlights

•Spirit initiated service to Puerto Vallarta, Mexico

•During third quarter 2021, Spirit announced new service to Tegucigalpa, Honduras starting November, 2021

•Spirit announced plans to donate more than $200,000 in the second half of 2021 alongside ticket donations and sponsorships for a total of 17 nonprofit organizations, including many philanthropic efforts in South Florida. The donations come from the Company's longstanding Corporate Social Responsibility efforts and from The Spirit Charitable Foundation, with ongoing support for nonprofit organizations focused on education, the environment, the arts, service members and disaster recovery

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, October 28, 2021, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you. Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes

(1) See "Reconciliation of Adjusted EBITDA to GAAP Net Income" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2)    Based on preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2021 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk

Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March, 31, 2021, June, 30, 2021, and September, 30, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Percent Change
	September 30,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$907,232	$392,744	$973,353	131.0	(6.8)
Other	15,399	9,178	18,615	67.8	(17.3)
Total operating revenues	922,631	401,922	991,968	129.6	(7.0)

Operating expenses:
Salaries, wages and benefits	277,372	228,370	224,069	21.5	23.8
Aircraft fuel	259,618	94,285	253,847	175.4	2.3
Depreciation and amortization	74,260	71,351	57,712	4.1	28.7
Landing fees and other rents	77,703	76,526	69,142	1.5	12.4
Aircraft rent (1)	65,873	49,379	40,026	33.4	64.6
Maintenance, materials and repairs	41,183	28,213	36,152	46.0	13.9
Distribution	36,085	17,882	39,160	101.8	(7.9)
Loss on disposal of assets	532	—	13,410	NM	NM
Special credits	(85,775)	(148,308)	—	NM	NM
Other operating	161,785	83,695	133,769	93.3	20.9
Total operating expenses	908,636	501,393	867,287	81.2	4.8

Operating income (loss)	13,995	(99,471)	124,681	(114.1)	(88.8)

Other (income) expense:
Interest expense	35,709	33,435	25,138	6.8	42.1
Capitalized interest	(4,677)	(4,009)	(3,400)	16.7	37.6
Interest income	(306)	(454)	(6,292)	(32.6)	(95.1)
Other (income) expense	271	77	222	NM	NM
Total other (income) expense	30,997	29,049	15,668	6.7	97.8

Income (loss) before income taxes	(17,002)	(128,520)	109,013	86.8	(115.6)
Provision (benefit) for income taxes	(31,776)	(29,380)	25,549	8.2	(224.4)

Net income (loss)	$14,774	$(99,140)	$83,464	114.9	(82.3)
Basic earnings (loss) per share	$0.14	$(1.07)	$1.22	113.1	(88.5)
Diluted earnings (loss) per share	$0.14	$(1.07)	$1.22	113.1	(88.5)

Weighted-average shares, basic	108,403	92,731	68,442	16.9	58.4
Weighted-average shares, diluted	111,035	92,731	68,545	19.7	62.0
NM: "Not Meaningful"

(1)Includes supplemental rent adjustments. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Nine Months Ended			Percent Change
	September 30,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$2,204,074	$1,277,111	$2,805,848	72.6	(21.4)
Other	39,145	34,421	54,872	13.7	(28.7)
Total operating revenues	2,243,219	1,311,532	2,860,720	71.0	(21.6)

Operating expenses:
Salaries, wages and benefits	780,300	682,429	644,345	14.3	21.1
Aircraft fuel	617,373	327,403	748,489	88.6	(17.5)
Depreciation and amortization (1)	222,275	206,455	163,351	7.7	36.1
Landing fees and other rents	231,308	183,995	193,502	25.7	19.5
Aircraft rent (2)	185,296	143,781	132,330	28.9	40.0
Maintenance, materials and repairs	110,725	81,516	102,444	35.8	8.1
Distribution	94,990	62,977	115,481	50.8	(17.7)
Loss on disposal of assets	1,838	—	16,873	NM	NM
Special credits	(377,715)	(300,219)	—	NM	NM
Other operating (3)	372,153	271,042	367,482	37.3	1.3
Total operating expenses	2,238,543	1,659,379	2,484,297	34.9	(9.9)

Operating income (loss)	4,676	(347,847)	376,423	(101.3)	(98.8)

Other (income) expense:
Interest expense	120,177	85,105	75,375	41.2	59.4
Loss on extinguishment of debt	331,630	—	—	NM	NM
Capitalized interest	(14,040)	(11,430)	(8,932)	22.8	57.2
Interest income	(5,050)	(5,996)	(20,282)	(15.8)	(75.1)
Other (income) expense	452	124	599	NM	NM
Total other (income) expense	433,169	67,803	46,760	538.9	826.4

Income (loss) before income taxes	(428,493)	(415,650)	329,663	(3.1)	(230.0)
Provision (benefit) for income taxes	(43,083)	(144,254)	75,622	70.1	(157.0)

Net income (loss)	$(385,410)	$(271,396)	$254,041	(42.0)	(251.7)
Basic earnings (loss) per share	$(3.71)	$(3.38)	$3.71	(9.8)	(200.0)
Diluted earnings (loss) per share	$(3.71)	$(3.38)	$3.71	(9.8)	(200.0)

Weighted-average shares, basic	103,851	80,330	68,421	29.3	51.8
Weighted-average shares, diluted	103,851	80,330	68,561	29.3	51.5

NM: "Not Meaningful"

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)Includes supplemental rent adjustments. See Special Items table for more details.
(3)Includes Federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended September 30,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	11,059,710	7,164,634	10,686,246		54.4%		3.5%
Revenue passenger miles (RPMs) (thousands)	8,579,489	4,879,334	9,057,574		75.8%		(5.3)%
Load factor (%)	77.6	68.1	84.8	9.5	pts	(7.2)	pts
Passenger flight segments (thousands)	8,319	4,623	9,004		79.9%		(7.6)%
Departures	59,419	37,120	59,314		60.1%		0.2%
Total operating revenue per ASM (TRASM) (cents)	8.34	5.61	9.28		48.7%		(10.1)%
Average yield (cents)	10.75	8.24	10.95		30.5%		(1.8)%
Fare revenue per passenger flight segment ($)	50.61	35.57	54.80		42.3%		(7.6)%
Non-ticket revenue per passenger flight segment ($)	60.30	51.37	55.37		17.4%		8.9%
Total revenue per passenger flight segment ($)	110.91	86.94	110.17		27.6%		0.7%
CASM (cents)	8.22	7.00	8.12		17.4%		1.2%
Adjusted CASM (cents) (1)	8.93	9.07	8.03		(1.5)%		11.2%
Adjusted CASM ex-fuel (cents) (2)	6.58	7.75	5.66		(15.1)%		16.3%
Fuel gallons consumed (thousands)	121,126	74,222	122,072		63.2%		(0.8)%
Average fuel cost per gallon ($)	2.14	1.27	2.08		68.5%		2.9%
Aircraft at end of period	168	155	136		8.4%		23.5%
Average daily aircraft utilization (hours)	10.4	6.9	12.5		50.7%		(16.8)%
Average stage length (miles)	1,010	1,037	979		(2.6)%		3.2%

	Nine Months Ended September 30,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	29,262,614	19,888,442	31,291,168		47.1%		(6.5)%
Revenue passenger miles (RPMs) (thousands)	22,962,872	13,723,197	26,348,093		67.3%		(12.8)%
Load factor (%)	78.5	69.0	84.2	9.5	pts	(5.7)	pts
Passenger flight segments (thousands)	22,177	13,176	25,777		68.3%		(14.0)%
Departures	153,405	106,048	170,006		44.7%		(9.8)%
Total operating revenue per ASM (TRASM) (cents)	7.67	6.59	9.14		16.4%		(16.1)%
Average yield (cents)	9.77	9.56	10.86		2.2%		(10.0)%
Fare revenue per passenger flight segment ($)	43.51	41.72	55.30		4.3%		(21.3)%
Non-ticket revenue per passenger flight segment ($)	57.64	57.82	55.68		(0.3)%		3.5%
Total revenue per passenger flight segment ($)	101.15	99.54	110.98		1.6%		(8.9)%
CASM (cents)	7.65	8.34	7.94		(8.3)%		(3.7)%
Adjusted CASM (cents) (1)	8.85	9.85	7.90		(10.2)%		12.0%
Adjusted CASM ex-fuel (cents) (2)	6.74	8.21	5.51		(17.9)%		22.3%
Fuel gallons consumed (thousands)	311,874	211,164	354,347		47.7%		(12.0)%
Average fuel cost per gallon ($)	1.98	1.55	2.11		27.7%		(6.2)%
Average daily aircraft utilization (hours)	9.3	6.8	12.4		36.8%		(25.0)%
Average stage length (miles)	1,018	1,020	1,003		(0.2)%		1.5%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands, except per-segment data)	2021	2020	2019	2021	2020	2019
Operating revenues
Fare	$421,015	$164,432	$493,376	$964,993	$549,648	$1,425,417
Non-fare	486,217	228,312	479,977	1,239,081	727,463	1,380,431
Total passenger revenues	907,232	392,744	973,353	2,204,074	1,277,111	2,805,848
Other revenues	15,399	9,178	18,615	39,145	34,421	54,872
Total operating revenues	$922,631	$401,922	$991,968	$2,243,219	$1,311,532	$2,860,720

Non-ticket revenues (1)	$501,616	$237,490	$498,592	$1,278,226	$761,884	$1,435,303

Passenger segments	8,319	4,623	9,004	22,177	13,176	25,777

Non-ticket revenue per passenger flight segment ($)	$60.30	$51.37	$55.37	$57.64	$57.82	$55.68

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2021	2020	2019	2021	2020	2019
Operating special items include the following:
Supplemental rent adjustments (1)	$6,384	$—	$(4,304)	$22,897	$—	$(4,304)
Accelerated depreciation (2)	—	—	—	3,542	—	—
Federal excise tax recovery (3)	—	—	—	(2,197)	—	—
Loss on disposal of assets (4)	532	—	13,410	1,838	—	16,873
Operating special credits (5)	(85,775)	(148,308)	—	(377,715)	(300,219)	—
Total operating special items	$(78,859)	$(148,308)	$9,106	$(351,635)	$(300,219)	$12,569
Non-operating special items include the following:
Loss on extinguishment of debt (6)	—	—	—	331,630	—	—
Total non-operating special items	$—	$—	$—	$331,630	$—	$—

Total special items	$(78,859)	$(148,308)	$9,106	$(20,005)	$(300,219)	$12,569

(1)Third quarter 2021 includes amounts related to supplemental rent adjustments in connection with the accrual of lease return costs for two engines purchased off lease. Year-to-date third quarter 2021 includes amounts related to the accrual of lease return costs for four aircraft and two engines purchased off lease; partially offset by the release of an accrual related to an engine lease modification. 2019 includes amounts related to the accrual release related to an aircraft lease modification.
(2)Includes amounts related to the accelerated depreciation on current aircraft seats related to the retrofit of 36 aircraft with new Acro6 seats.
(3)Includes amounts related to out-of-period interrupted trip expense credits recognized in connection with Federal Excise Tax recovery.

(4)2021 includes amounts related to the loss on three aircraft sale-leaseback transactions completed during the second and third quarters 2021, the sale of auxiliary power units and the disposal of excess and obsolete inventory. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory.
(5)Third quarter 2021 Includes amounts related to the grant component of the PSP3 agreement with the Treasury; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP3 program. Year-to-date 2021 includes amounts related to the grant component of the PSP2 and PSP3 agreements with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 and PSP3 programs. Special credits for 2020 includes amounts related to the grant component of the PSP with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts recorded in the third quarter 2020 related to the Company's voluntary and involuntary employee separation programs.
(6)Includes amounts primarily related to the premiums paid to early extinguish a portion of the Company's 2025 Convertible Notes and the 8.00% Senior Secured Notes. In addition, it includes the write-off of related deferred financing costs and original issuance discount.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands, except CASM data in cents)	2021	2020	2019	2021	2020	2019
Total operating expenses, as reported	$908,636	$501,393	$867,287	$2,238,543	$1,659,379	$2,484,297
Less: operating special items expense (credit)	(78,859)	(148,308)	9,106	(351,635)	(300,219)	12,569
Adj. Operating expenses, non-GAAP (1)	987,495	649,701	858,181	2,590,178	1,959,598	2,471,728
Less: Aircraft fuel expense	259,618	94,285	253,847	617,373	327,403	748,489
Adj. Operating expenses excluding fuel, non-GAAP (2)	$727,877	$555,416	$604,334	$1,972,805	$1,632,195	$1,723,239

Available seat miles	11,059,710	7,164,634	10,686,246	29,262,614	19,888,442	31,291,168

CASM (cents)	8.22	7.00	8.12	7.65	8.34	7.94
Adj. CASM (cents) (1)	8.93	9.07	8.03	8.85	9.85	7.90
Adj. CASM ex-fuel (cents) (2)	6.58	7.75	5.66	6.74	8.21	5.51

(1)Excludes operating special items.
(2)Excludes operating special items and aircraft fuel expense.

Reconciliation of Adjusted EBITDA to GAAP Net Income
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$14,774	$(99,140)	$83,464	$(385,410)	$(271,396)	$254,041
Add: Provision (benefit) for income taxes	(31,776)	(29,380)	25,549	(43,083)	(144,254)	75,622
Add: Total other (income) expense	30,997	29,049	15,668	433,169	67,803	46,760
Add: Depreciation and amortization, as reported (1)	74,260	71,351	57,712	222,275	206,455	163,351
EBITDA	88,255	(28,120)	182,393	226,951	(141,392)	539,774
EBITDA margin	9.6%	(7.0)%	18.4%	10.1%	(10.8)%	18.9%
Add:
Supplemental rent adjustments (credits) (2)	6,384	—	(4,304)	22,897	—	(4,304)
Federal excise tax recovery (2)	—	—	—	(2,197)	—	—
Loss on disposal of assets (2)	532	—	13,410	1,838	—	16,873
Operating special credits (2)	(85,775)	(148,308)	—	(377,715)	(300,219)	—
Adj. EBITDA, non-GAAP (3)	$9,396	$(176,428)	$191,499	$(128,226)	$(441,611)	$552,343
Adj. EBITDA margin, non-GAAP (3)	1.0%	(43.9)%	19.3%	(5.7)%	(33.7)%	19.3%

Total operating revenues	$922,631	$401,922	$991,968	$2,243,219	$1,311,532	$2,860,720

(1)Year-to-date third quarter 2021 includes accelerated depreciation amounts recorded in first and second quarters 2021. See Special Items table for more details.
(2)See "Special Items" for more details.
(3)Excludes operating special items.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands, except per-share data)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$14,774	$(99,140)	$83,464	$(385,410)	$(271,396)	$254,041
Add: Provision (benefit) for income taxes	(31,776)	(29,380)	25,549	(43,083)	(144,254)	75,622
Income (loss) before income taxes, as reported	(17,002)	(128,520)	109,013	(428,493)	(415,650)	329,663
Pre-tax margin	(1.8)%	(32.0)%	11.0%	(19.1)%	(31.7)%	11.5%
Add: special items expense (credit) (1)	(78,859)	(148,308)	9,106	(20,005)	(300,219)	12,569
Adj. Income (loss) before income taxes, non-GAAP (2)	(95,861)	(276,828)	118,119	(448,498)	(715,869)	342,232
Adj. Pre-tax margin, non-GAAP (2)	(10.4)%	(68.9)%	11.9%	(20.0)%	(54.6)%	12.0%
Add: Adj. total other (income) expense (3)	30,997	29,049	15,668	101,539	67,803	46,760
Adj. Operating income (loss), non-GAAP (4)	(64,864)	(247,779)	133,787	(346,959)	(648,066)	388,992
Adj. Operating margin, non-GAAP (4)	(7.0)%	(61.6)%	13.5%	(15.5)%	(49.4)%	13.6%

Provision (benefit) for income taxes (5)	(21,214)	(61,424)	27,640	(95,058)	(155,728)	78,515
Adj. Net income (loss), non-GAAP (2)	$(74,647)	$(215,404)	$90,479	$(353,440)	$(560,141)	$263,717

Weighted-average shares, diluted	108,403	92,731	68,545	103,851	80,330	68,561

Adj. Net income (loss) per share, diluted (2)	$(0.69)	$(2.32)	$1.32	$(3.40)	$(6.97)	$3.85

Total operating revenues	$922,631	$401,922	$991,968	$2,243,219	$1,311,532	$2,860,720

(1)See "Special Items" for more details.
(2)Excludes operating and non-operating special items.
(3)Year-to-date third quarter 2021 amounts exclude $331.6 million of Loss on extinguishment of debt recorded in second quarter 2021.
(4)Excludes operating special items.
(5)Year-to-date third quarter 2021 amounts exclude the unfavorable permanent tax adjustment recorded in the second quarter 2021. 2020 amounts exclude the discrete tax benefits recorded in the nine months ended September 30, 2020.